Exhibit 10.1

August 12, 2025

2273 Loring St.

San Diego, CA 92109

Dear Natalie Russell:

On behalf of Cyngn Inc. (“Company”), I am delighted to offer you the position of Chief Financial Officer. This offer is conditioned on your acknowledging and signing this offer letter. It is also conditioned on your signing certain agreements and the Confidential Information and Invention Assignment Agreement (“CIIA”).

This letter embodies the terms of our offer to you:

1.	Position: Chief Financial Officer

2.	Reporting Relationship: Chief Executive Officer

3.	Location: Remote - San Diego, CA

4.	Start Date: August 12, 2025

Expiration of Offer: This offer, if not accepted and returned to the Company, will automatically expire at 5 PM PDT on August 12th.

5.	Salary: Your cash compensation during the first year of employment will be $250,000 per annum, less payroll deductions and all required withholdings, payable in bi-weekly installments (or such other regular payroll period of the Company) in accordance with the Company’s standard payroll practices for salaried employees.

6.	Target Bonus: You will be eligible to receive a pro-rated target discretionary annual bonus of up to 20% of your base salary, based on the Company’s performance and your individual performance, subject to the Company’s policy for paying annual bonuses set forth in the Company’s Employee Handbook, as may be amended from time to time. Whether the Company awards bonuses for any given year, the allocation of the bonuses for Company and individual performance, and the amounts of such bonuses, if awarded, will be in the sole discretion of the Company. If the Company approves payment of bonuses for any given year, the bonus amounts generally will be determined and paid within the first calendar quarter of the year based on the prior year’s performance. To incentivize you to remain employed with the Company, you must be employed on the date any bonus is paid in order to earn the bonus. If your employment terminates for any reason prior to the payment of the bonus, then you will not have earned the bonus and will not receive any portion of it.

7.	Applicable Policies: All Company policies apply to your employment, except as otherwise stated herein.

8.	Period of Employment: Your employment with the Company will be “at will,” meaning that either you or the Company can terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer.

This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

9.	Other Employment: You will not work for or have any interest directly in any other company or business or undertake any activity which might interfere with the proper performance of your duties to the Company or be in conflict with the Company’s interests as determined by the Company in its sole discretion.

10.	Arbitration: In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that such dispute shall be resolved by final and binding arbitration in San Diego County, California conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The decision of the arbitrator shall be final and binding on the parties, and judgment thereon may be entered in a court of competent jurisdiction. The parties acknowledge and agree that they are each waiving their rights to a jury trial in favor of having their disputes resolved by final and binding arbitration. The disputes that the parties agree to submit to final and binding arbitration include but are not limited to any statutory claims under any state or federal law, as well as any common law claims of harassment, discrimination, wrongful termination, retaliation, fraud, negligent misrepresentation, breach of contract and any statutory or common law claims for unpaid wages, commissions, bonus or other compensation. Notwithstanding anything to contrary herein, either party may seek a temporary restraining order, preliminary injunction or other provisional injunctive or declaratory relief in any court of competent jurisdiction at any time to ensure that the relief sought in arbitration is not rendered ineffectual by any interim harm. The Company will pay all arbitration fees. The terms governing this arbitration agreement are set forth in a separate Arbitration Agreement signed by you and the Company.

11.	Contingent Offer: Background and Reference Checks and Authorization to Work: Your offer is contingent upon the satisfactory completion of a background check and reference checks. Upon accepting this offer, you are authorizing the Company to conduct a full and complete background check and will sign the necessary forms to conduct that background check. You are also authorizing the Company to contact your references. Your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States.

12.	Previous Employment: Your offer is also contingent upon your certification that there are no contractual conditions that will prevent you from performing the responsibilities of this offered position. Having left your former employer, it is expected that you did not take any of your former employer’s (a) files, (b) clients or customer files or lists, (c) vendor, contractor or consultant files or lists or (d) employee files. If you took any of these types of files from your former employer, then it is required that you to return them to your former employer immediately and before accepting this offer.

Furthermore, it is expected that when you left your former employer that you did not (e) initiate contact or solicit your former employer’s clients, or customers for the purpose of encouraging them to terminate their relationship with your former employer, (f) initiate contact or solicit your former employer’s vendors, contractors, or consultants for the purpose of encouraging them to terminate their relationship with your former employer and (g) initiate contact or solicit your former employer’s employees for the purpose of encouraging them to terminate their employment with your former employer.

We also expect that coming to work for the Company you will not violate any Employment Agreement, Confidentiality Agreement, Covenant Not to Compete Agreement, or other agreement between you and any of your former employers. By signing below, you confirm that you are not in violation of any agreement or contract with any former employer.

13.	Amendment and Governing Law: This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this offer letter and the resolution of any disputes will be governed by the law of the State of California, without giving effect to conflict of laws principles. Any action relating to this offer letter must be brought in the federal or state courts having jurisdiction and venue in or for the courts located in San Mateo County, State of California, and the parties irrevocably consent to the jurisdiction of such courts.

14.	Entire Agreement: This letter and the Exhibits (Confidential Information and Invention Assignment Agreement and Change of Control Agreement) attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

Prior to signing below, you should consult with your own legal advisor concerning the matters set forth in this offer letter since it deals with important legal matters.

We hope that you find the foregoing terms acceptable. Please indicate your agreement with these terms and accept this offer by signing and dating this letter and the enclosed Confidential Information and Invention Assignment Agreement and Change in Control Agreement and returning them to me.

Should you have any questions, please do not hesitate to contact us at 650.924.5905 or via email at emily@cyngn.com.

Date: 8/12/2025	Employee: /s/ Natalie Russell

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